AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 8, 2018

File No. 333-222358

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO.3
TO
FORM S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

INDEPENDENT BANK CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Michigan	6022	38-2032782
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

4200 East Beltline
Grand Rapids, Michigan 49525
(616) 527-5820
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Robert N. Shuster
4200 East Beltline
Grand Rapids, Michigan 49525
(616) 527-5820
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Kimberly A. Baber Varnum LLP 333 Bridge Street, P.O. Box 352 Grand Rapids, MI 49501-0352 (616) 336-6851	Charlie Goode Warner Norcross & Judd LLP 111 Lyon Street, N.W., Suite 900 Grand Rapids, Michigan 49503-2487 (616) 752-2176

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (do not check if smaller reporting company)
Smaller reporting company ☐	Emerging Growth Company ☐

If an emerging growth company, indicated by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock	2,902,157	N/A	$36,777,280	$4,579

(1)	Represents the maximum number of shares of Independent Bank Corporation common stock that may be issued upon the completion of the merger described in this registration statement.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act. The proposed maximum aggregate offering price was calculated by multiplying (i) 2,599,101, the estimated maximum number of shares of TCSB Bancorp, Inc. common stock to be received by the Registrant or cancelled upon completion of the merger, including 2,428,001 shares of common stock and 171,100 shares of common stock reserved for issuance upon the exercise of outstanding stock options, by (ii) $14.15, the book value per share of TCSB Bancorp, Inc. common stock as of November 30, 2017, the latest practicable date prior to the date of filing the registration statement.
(3)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 (“Amendment No. 3”) to the Registration Statement on Form S-4 (File No. 333-222358) of Independent Bank Corporation (“Registration Statement”) is being filed solely for the purpose of filing Exhibit 23.4 as indicated in Part II of this Amendment No. 3. This Amendment No. 3 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

IBCP is obligated under the IBCP Articles and IBCP Bylaws to indemnify its directors, officers, employees or agents and persons who serve or have served at the request of IBCP as directors, officers, employees, agents or partners of another corporation or other enterprise to the fullest extent permitted under the MBCA.

Sections 561 through 571 of the MBCA contain provisions governing the indemnification of directors and officers by Michigan corporations. That statute provides that a corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Indemnification of expenses (including attorneys’ fees) and amounts paid in settlement is permitted in derivative actions, except that indemnification is not allowed for any claim, issue or matter in which such person has been found liable to the corporation unless and to the extent that a court decides indemnification is proper. To the extent that a director or officer has been successful on the merits or otherwise in defense of an action, suit or proceeding, or in defense of a claim, issue or matter in the action, suit or proceeding, the corporation shall indemnify him or her against actual and reasonable expenses (including attorneys’ fees) incurred by him or her in connection with the action, suit or proceeding, and any action, suit or proceeding brought to enforce the mandatory indemnification provided under the MBCA. The MBCA permits partial indemnification for a portion of expenses (including reasonable attorneys’ fees), judgments, penalties, fines and amounts paid in settlement to the extent the person is entitled to indemnification for less than the total amount.

A determination that the person to be indemnified meets the applicable standard of conduct and an evaluation of the reasonableness of the expenses incurred and amounts paid in settlement shall be made: (i) by a majority vote of a quorum of the board of directors who were not parties or threatened to be made parties to the action, suit or proceeding; (ii) if a quorum cannot be so obtained, by a majority vote of a committee of not less than two directors who are not, at the time, parties or threatened to be made parties to the action, suit or proceeding; (iii) by independent legal counsel; (iv) by all independent directors not parties or threatened to be made parties to the action, suit or proceeding; or (v) by the shareholders (excluding shares held by directors, officers, employees or agents who are parties or are threatened to be made parties to the action, suit, or proceeding). An authorization for payment of indemnification may be made by: (a) the board of directors by (i) a majority vote of two or more directors who are not parties or threatened to be made parties to the action, suit or proceeding, (ii) a majority vote of a committee of two or more directors who are not parties or threatened to be made parties to the action, suit or proceeding, (iii) a majority vote of one or more “independent directors” who are not parties or threatened to be made parties to the action, suit or proceeding, or (iv) if the corporation lacks the appropriate persons for alternatives (i) through (iii), by a majority vote of the entire board of directors; or (b) the shareholders (excluding shares held by directors, officers, employees or agents who are parties or threatened to be made parties to the action, suit, or proceeding). Under the MBCA, IBCP may indemnify a director without a determination that the director has met the applicable standard of conduct unless the director received a financial benefit to which he or she was not entitled, intentionally inflicted harm on the corporation or its shareholders, violated Section 551 of the MBCA (which prohibits certain dividends, distributions and loans to insiders of the corporation), or intentionally committed a criminal act. A director may file for a court determination of the propriety of indemnification in any of the situations set forth in the preceding sentence.

In certain circumstances, the MBCA further permits advances to cover such expenses before a final disposition of the proceeding, upon receipt of an undertaking, which need not be secured and which may be accepted without reference to the financial ability of the person to make repayment, by or on behalf of the director, officer, employee or agent to repay such amounts if it shall ultimately be determined that he or she has not met the applicable standard of conduct. If a provision in the articles of incorporation or bylaws, a resolution of the board or shareholders, or an agreement makes indemnification mandatory, then the advancement of expenses is also mandatory, unless the provision, resolution or agreement specifically provides otherwise.

The indemnification provisions of the MBCA are not exclusive of the rights to indemnification under a corporation’s articles of incorporation or bylaws or by agreement. However, the total amount of expenses advanced or indemnified from all sources combined may not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided for under the MBCA continues as to a person who ceases to be a director, officer, employee or agent.

The MBCA permits IBCP to purchase insurance on behalf of its directors, officers, employees and agents against liabilities arising out of their positions with IBCP, whether or not such liabilities would be within the above indemnification provisions. Pursuant to this authority, IBCP maintains such insurance on behalf of its directors, officers, employees and agents.

Item 21. Exhibits and Financial Statements

The exhibits listed below in the “Exhibit Index” are part of this Registration Statement and are numbered in accordance with Item 601 of Regulation S-K.

Item 22. Undertakings

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (h) (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (§ 230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class main or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit	Description
2.1
Agreement and Plan of Merger between Independent Bank Corporation and TCSB Bancorp, Inc. (incorporated here by reference to Exhibit 2.1 to the registrant’s Current Report on Form 8-K filed December 5, 2017). The schedules to the Agreement and Plan of Merger have been omitted. The registrant agrees to furnish supplementally a copy of any omitted schedules to the SEC upon request.

3.1	Restated Articles of Incorporation of Independent Bank Corporation (incorporated here by reference to Exhibit 3.1 to the registrant’s Quarterly Report on Form 10-Q filed November 3, 2017).

3.2
Amended and Restated Bylaws of Independent Bank Corporation (incorporated here by reference to Exhibit 3.2 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2016 filed March 7, 2017).

5.1†	Opinion of Varnum LLP regarding the validity of the securities being registered.

8.1†	Opinion of Varnum LLP regarding tax matters.

8.2†	Opinion of Warner Norcross & Judd LLP regarding tax matters.

10.1	Voting Agreement of directors of TCSB Bancorp, Inc., dated December 4, 2017 (incorporated here by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed December 5, 2017).

10.2	Form of Non-Competition and Non-Solicitation Agreement, dated December 4, 2017 (incorporated here by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed December 5, 2017).

10.3*†	The form of Indemnity Agreement, as executed with all of the directors of the registrant.

10.4*†	The form of Management Continuity Agreement as executed with executive officers and certain senior managers.

10.5*	Long-Term Incentive Plan, as amended through January 24, 2017 (incorporated here by reference to Appendix A to the registrant’s proxy statement filed on Schedule 14A on March 7, 2017).

10.6*
Amended and Restated Deferred Compensation and Stock Purchase Plan for Nonemployee Directors, as amended through March 8, 2011 (incorporated here by reference to Exhibit 10.2 to the registrant’s Annual Report on Form 10-K filed March 10, 2011).

10.7*
First Amendment to Amended and Restated Deferred Compensation and Stock Purchase Plan for Nonemployee Directors, effective March 1, 2012 (incorporated here by reference to Exhibit 10.1 to the registrant’s Annual Report on Form 10-K filed March 13, 2012).

10.8*
Form of Restricted Stock Unit Grant Agreement as executed with certain executive officers (incorporated here by reference to Exhibit 10.2 to the registrant’s Quarterly Report on Form 10-Q filed May 9, 2011).

Exhibit	Description
10.9*
Form of TSR Performance Share Award Agreement as executed with certain executive officers (incorporated here by reference to Exhibit 10.12 to the registrant’s Annual Report on Form 10-K filed March 7, 2014).

10.10*	Summary of Independent Bank Corporation Management Incentive Compensation Plan (incorporated here by reference to Exhibit 10.10 to the registrant’s Annual Report on Form 10-K filed March 6, 2015).

21.1†	Subsidiaries of Independent Bank Corporation.

23.1†	Consent of D.A. Davidson & Co.

23.2†	Consent of Varnum LLP (included in Exhibits 5.1 and 8.1 and incorporated here by reference).

23.3†	Consent of Warner Norcross & Judd LLP (included in Exhibit 8.2 and incorporated here by reference).

23.4	Consent of Crowe Horwath LLP.

24.1†	Powers of Attorney

99.1†	Form of Proxy for TCSB Bancorp, Inc.

101.INS†	XBRL Instance

101.SCH†	XBRL Taxonomy Extension Schema

101.CAL†	XBRL Taxonomy Extension Calculation

101.DEF†	XBRL Taxonomy Extension Definition

101.LAB†	XBRL Taxonomy Extension Labels

101.PRE†	XBRL Taxonomy Extension Presentation
*	Represents a management contract or compensation plan or arrangement.
†	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids, State of Michigan, on February 8, 2018.

INDEPENDENT BANK CORPORATION

/s/ Robert N. Shuster
By:	Robert N. Shuster
Its:	Executive VP and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Robert N. Shuster	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 8, 2018
Robert N. Shuster

/s/ William B. Kessel	Director, President and Chief Executive Officer (Principal Executive Officer)	February 8, 2018
William B. Kessel

/s/ James J. Twarozynski	Senior Vice President and Controller (Principal Accounting Officer)	February 8, 2018
James J. Twarozynski

*	Director	February 8, 2018
Michael M. Magee, Jr.

*	Director	February 8, 2018
Stephen L. Gulis, Jr.

*	Director	February 8, 2018
Terry L. Haske

*	Director	February 8, 2018
Christina L. Keller

*	Director	February 8, 2018
Charles C. Van Loan

*	Director	February 8, 2018
William J. Boer

*	Director	February 8, 2018
Matthew J. Missad

*	Director	February 8, 2018
Joan A. Budden

*	Director	February 8, 2018
James E. McCarty

*	Director	February 8, 2018
Michael J. Cok
*By:	/s/ Robert N. Shuster
Robert N. Shuster
Attorney-in-Fact
February 8, 2018